Exhibit 99.1
For Immediate Release
Advisors Named in Mediacom Communications
Going-Private Proposal

Middletown, NY — June 17, 2010 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today announced that the Special Committee of its Board of Directors has retained Barclays Capital Inc. as financial advisor to assist in its review of the non-binding, going-private proposal received by the Board of Directors on May 31, 2010 from Mediacom’s founder, Chairman and Chief Executive Officer, Rocco B. Commisso. The Special Committee also engaged Simpson Thacher & Bartlett LLP to provide legal advice.
In connection with the proposed going-private transaction, Mr. Commisso has advised Mediacom that he has retained J.P. Morgan Securities Inc. and BofA Merrill Lynch as his financial advisors, and Baker Botts L.L.P. as his legal advisor.
Interested parties are urged to read relevant documents, when and if filed by Mediacom Communications with the Securities and Exchange Commission because they will contain important information. Free copies of such relevant documents may be obtained at the SEC’s website: www.sec.gov.
About Mediacom Communications Corporation
Mediacom Communications is the nation’s seventh largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service.

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